UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ambrx Biopharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Ambrx Biopharma, Inc.

10975 North Torrey Pines Road

La Jolla, California 92037

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE COMPANY STOCKHOLDERS’ MEETING

TO BE HELD MARCH 6, 2024

February 23, 2024

These definitive additional materials (which we refer to as the “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated January 29, 2024 (which we refer to as the “Definitive Proxy Statement”), initially mailed to stockholders on or about February 2, 2024, by Ambrx Biopharma, Inc., a Delaware corporation (which we refer to as “Ambrx”, “we”, or “our”), for a special meeting of our stockholders (which we refer to as the “Company Stockholders’ Meeting”) to be held virtually via live webcast on March 6, 2024, at 9:00 a.m., Pacific time (unless the Company Stockholders’ Meeting is adjourned or postponed). The purpose of the Company Stockholders’ Meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated January 5, 2024, by and among Ambrx, Johnson & Johnson, a New Jersey corporation (which we refer to as “Parent”), and Charm Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Ambrx (which we refer to as the “Merger”), with Ambrx surviving the Merger as a wholly owned subsidiary of Parent.

These Definitive Additional Materials have been filed by Ambrx with the United States Securities and Exchange Commission (which we refer to as the “SEC”) on February 23, 2024.

If any stockholders have not already submitted a proxy for use at the Company Stockholders’ Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 750-8269

Banks & Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of February 23, 2024, unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Ambrx believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such actions, Ambrx wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the Definitive Proxy Statement, the information in these Definitive Additional Materials shall supersede or supplement the information in the Definitive Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

SUMMARY

The disclosure under the section entitled “Summary” is hereby amended and supplemented by adding the following language as a new section immediately following the section entitled “Summary — U.S. Federal Income Tax Considerations of the Merger” on page 8 of the Definitive Proxy Statement:

Legal Proceedings Regarding the Merger

As of February 22, 2024, three complaints have been filed in federal court relating to the Merger.

On February 9, 2024, a purported stockholder of Ambrx filed a lawsuit in the United States District Court for the Southern District of California against Ambrx and its directors, captioned James Jardine v. Ambrx Biopharma, Inc., et al., Case No. 24-cv-0262 (which we refer to as the “Jardine Complaint”). On February 12, 2024, a purported stockholder of Ambrx filed a lawsuit in the United States District Court for the District of Delaware against Ambrx and its directors, captioned John Carroll v. Ambrx Biopharma, Inc., et al., Case No. 24-cv-00185 (which we refer to as the “Carroll Complaint”). On February 13, 2024, a purported stockholder of Ambrx filed a lawsuit in the United States District Court for the District of Delaware against Ambrx and its directors, captioned Bruce Miller v. Ambrx Biopharma, Inc., et al., Case No. 24-cv-00192 (which we refer to as the “Miller Complaint”).

The Jardine Complaint, the Carroll Complaint and the Miller Complaint allege that the proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and, as a result, (i) all of the defendants violated Section 14(a) of the Exchange Act and (ii) all of Ambrx’s directors violated Section 20(a) of the Exchange Act.

These complaints seek, among other things, (i) injunctive relief preventing the consummation of the transactions contemplated by the Merger Agreement and the vote of Ambrx’s stockholders at the Company Stockholders’ Meeting on the transactions contemplated by the Merger Agreement; (ii) rescission or rescissory damages in the event the transactions contemplated by the Merger Agreement have been consummated; and (iii) an award of plaintiff’s expenses, including attorneys’ and experts’ fees. In addition, (i) the Miller Complaint seeks a declaration that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and (ii) the Jardine Complaint and the Carroll Complaint seek the dissemination of a proxy statement that does not omit purported material information or contain any purportedly misleading disclosures.

Ambrx believes the claims asserted in each of these complaints are without merit.

Additional lawsuits may be filed against Ambrx, the Board of Directors, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar complaints are filed, absent new or different allegations that are material, Ambrx will not necessarily announce such additional filings.

THE MERGER

The disclosure under the section entitled “The Merger” is hereby amended and supplemented by adding the following language as a new section immediately following the section entitled “The Merger — U.S. Federal Income Tax Considerations of the Merger” ending on page 68 of the Definitive Proxy Statement:

Legal Proceedings Regarding the Merger

As of February 22, 2024, three complaints have been filed in federal court relating to the Merger.

On February 9, 2024, a purported stockholder of Ambrx filed the Jardine Complaint. On February 12, 2024, a purported stockholder of Ambrx filed the Carroll Complaint. On February 13, 2024, a purported stockholder of Ambrx filed the Miller Complaint.

The Jardine Complaint, the Carroll Complaint and the Miller Complaint allege that the proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and, as a result, (i) all of the defendants violated Section 14(a) of the Exchange Act and (ii) all of Ambrx’s directors violated Section 20(a) of the Exchange Act.

These complaints seek, among other things, (i) injunctive relief preventing the consummation of the transactions contemplated by the Merger Agreement and the vote of Ambrx’s stockholders at the Company Stockholders’ Meeting on the transactions contemplated by the Merger Agreement; (ii) rescission or rescissory damages in the event the transactions contemplated by the Merger Agreement have been consummated; and (iii) an award of plaintiff’s expenses, including attorneys’ and experts’ fees. In addition, (i) the Miller Complaint seeks a declaration that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and (ii) the Jardine Complaint and the Carroll Complaint seek the dissemination of a proxy statement that does not omit purported material information or contain any purportedly misleading disclosures.

Ambrx believes the claims asserted in each of these complaints are without merit.

Additional lawsuits may be filed against Ambrx, the Board of Directors, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar complaints are filed, absent new or different allegations that are material, Ambrx will not necessarily announce such additional filings.

Background of the Merger

The disclosure under the section entitled “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the first full paragraph on page 34 of the Definitive Proxy Statement:

On December 9, 2022, Ambrx announced encouraging preliminary safety and efficacy data evaluating ARX788 in HER2 positive metastatic breast cancer patients who progressed following T-DM1 treatment during a presentation at the 2022 San Antonio Breast Cancer Symposium in San Antonio, Texas. On January 24, 2023, the Board of Directors held a meeting and determined, in light of considerations including the positive efficacy data evaluating ARX788, not to move forward with discussions regarding a potential strategic transaction with Party E.

The disclosure under the section entitled “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the third full paragraph on page 34 of the Definitive Proxy Statement:

On February 16, 2023, Ambrx announced encouraging initial data from its ongoing Phase 1 trial investigating ARX517, Ambrx’s proprietary anti-PSMA antibody-drug conjugate (which we refer to as an “ADC”), in prostate cancer patients.

The disclosure under the section entitled “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the sixth full paragraph on page 39 of the Definitive Proxy Statement:

On December 30, 2023, Cravath sent copies of retention agreements for Dr. Aung and Dr. Buechler to Skadden and a representative of Johnson & Johnson sent each agreement to each of the individual employees. Other than the retention agreements with Dr. Aung and Dr. Buechler, none of Johnson & Johnson’s offers to acquire Ambrx mentioned management retention or equity participation in the combined company for Ambrx management, and there were no other discussions with Johnson & Johnson regarding potential post-closing employment of Ambrx management.

The disclosure under the section entitled “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the first full paragraph on page 41 of the Definitive Proxy Statement:

Later on January 4, 2024, the Board of Directors held a meeting, which included members of Ambrx management and representatives from Centerview and Skadden. Representatives from Centerview gave an update that Johnson & Johnson had made the January 3 Offer, and that, in Centerview’s professional opinion, this was the best and final offer from Johnson & Johnson. Some members of the Board of Directors discussed their concern that the December 22 Offer did not adequately capture the value of the Ambrx platform, but they were now comfortable that the January 3 Offer captured the value of the platform and that the Board of Directors was pleased with the January 3 Offer. Mr. O’Connor then summarized recent interactions with Party A and that he had communicated to Party A that another party was moving forward with negotiations and process to an announcement at the 2024 JPM Conference, but noted that he had neither expressly communicated to Party A any deadlines nor requested that Party A make an offer by a specific date. Representatives from Skadden discussed the Board of Directors’ obligations under Delaware law. The Board of Directors noted that Ambrx only had one offer on the table to consider at this time and that there was no certainty that Party A would ever submit an offer, even if given more time. The Board of Directors considered, if Ambrx were to delay entering into a definitive agreement with Johnson & Johnson, the risks of leak, disruption to Ambrx’s employees and business and the fact that a delay could jeopardize the potential transaction with Johnson & Johnson. The Board of Directors also considered the fact that the proposed merger agreement provided the ability for Ambrx to respond to unsolicited acquisition proposals and change the Board of Directors’ recommendation to accept a Superior Proposal in certain circumstances specified in the Merger Agreement (and discussed in the sections of this proxy statement captioned “The Merger Agreement — Acquisition Proposals” and “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change”), if Party A, or any other potentially interested party, submitted a proposal after the execution of the proposed merger agreement with Johnson & Johnson. The Board of Directors agreed that management should continue to progress the Johnson & Johnson transaction and continue discussions with Party A without setting any formal deadlines.

Opinion of Ambrx’s Financial Advisor - Centerview Partners LLC

The disclosure under the section entitled “The Merger — Opinion of Ambrx’s Financial Advisor – Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the second full paragraph on page 51 of the Definitive Proxy Statement:

In performing this analysis, Centerview calculated a range of equity values for the shares of our common stock by (a) discounting to present value, as of December 31, 2023, using discount rates ranging from 14.0% to 16.0% (based on Centerview’s analysis of Ambrx’s weighted average cost of capital and other considerations that Centerview deemed relevant in its professional judgment and experience) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of Ambrx over the period beginning on January 1, 2024 and ending on December 31, 2045, utilized by Centerview based on the Projections, (ii) an implied terminal value of Ambrx, calculated by Centerview by assuming, based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, as directed by Ambrx’s management, that Ambrx’s unlevered free cash flows would decline in perpetuity after December 31, 2045 at a rate of free cash flow decline of 50% year-over-year and (iii) tax savings from usage of Ambrx’s estimated federal net operating losses of approximately $211 million as of December 31, 2022 and Ambrx’s future losses, as set forth in the Projections, and (b) adding to the foregoing results Ambrx’s estimated net cash balance of approximately $197 million as of December 31, 2023, as provided by Ambrx’s management, and (c) subtracting from the foregoing results the present value of the impact of assumed equity raises of approximately $875 million in aggregate gross proceeds in 2024, 2025, 2026 and 2027, as instructed by Ambrx’s management.

The disclosure under the section entitled “The Merger — Opinion of Ambrx’s Financial Advisor – Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the third full paragraph on page 51 of the Definitive Proxy Statement:

Centerview then calculated a range of implied equity values per share of our common stock by dividing the result of the foregoing calculations by the number of fully-diluted outstanding shares of our common stock (determined using the treasury stock method basis and taking into account outstanding in-the-money options, restricted stock units and other shares issuable in a change of control transaction) as of January ~~4~~3, 2024, and as set forth in the Internal Data. The resulting range of implied equity values per share of our common stock was $19.30 – $23.45, rounded to the nearest $0.05. Centerview then compared the results of the above analysis to the Merger Consideration of $28.00 per share to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement.

The disclosure under the section entitled “The Merger — Opinion of Ambrx’s Financial Advisor – Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language in the second and third bullets on page 51 of the Definitive Proxy Statement:

•

Analyst Price Target Analysis. Centerview reviewed stock price targets for the shares of our common stock in 8 Wall Street research analyst reports publicly available as of January 4, 2024 (the second to last trading day before the public announcement of the Transactions), which indicated low and high stock price targets for Ambrx ranging from $9.00 to $32.00 per share and a median price target of $25.00 per share; and

•

Precedent Premiums Paid Analysis. Centerview performed an analysis of premiums paid in selected transactions involving publicly traded biopharmaceutical companies for which premium data were available. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to (1) the closing price of the target company’s common stock as of the second to last trading day before the public announcement of such transaction and (2) the volume weighted average price during the 30 trading days prior to the public announcement of such transaction (which we refer to as the “30-Day VWAP”). Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview applied (1) a range of 65% to 110% to Ambrx’s closing stock price on January 4, 2024 (the second to last trading day before the public announcement of the Transactions) of $13.36 and (2) a range of 70% to 135% to the 30-Day VWAP of the shares of our common stock as of January 4, 2024, of $13.09, which resulted in an implied price range of (1) $22.05 to $28.05 per share and (2) $22.25 to $30.75 per share, respectively, rounded to the nearest $0.05. The selected transactions considered in this analysis are summarized below:

Announcement Date	Target	Acquirer	Unaffected 1-Day Premium	Unaffected 30-Day VWAP Premium
Dec-23	Gracell Biotechnologies Inc.	AstraZeneca PLC	62%	87%
Oct-23	POINT Biopharma Global Inc.	Eli Lilly and Company	87%	68%
Jun-23	DICE Therapeutics, Inc.	Eli Lilly and Company	42%	46%
Sep-22	Forma Therapeutics Holdings, Inc.	Novo Nordisk A/S	52%	97%
Nov-21	Dicerna Pharmaceuticals, Inc.	Novo Nordisk A/S	80%	78%
Aug-21	Trillium Therapeutics Inc.	Pfizer Inc.	204%	184%
Aug-21	Translate Bio, Inc.	Sanofi	30%	25%
Feb-21	Pandion Therapeutics, Inc.	Merck & Co., Inc.	134%	178%
Dec-20	Prevail Therapeutics Inc.	Eli Lilly and Company	80%	116%
Aug-20	Momenta Pharmaceuticals, Inc.	Johnson & Johnson	70%	71%
Mar-20	Forty Seven, Inc.	Gilead Sciences, Inc.	96%	109%
Dec-19	Synthorx, Inc.	Sanofi	172%	248%
Dec-19	ArQule, Inc.	Merck & Co., Inc.	110%	138%
Dec-19	Audentes Therapeutics, Inc.	Astellas Pharma Inc.	110%	116%

Certain Financial Projections

The disclosure under the section entitled “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language to the fifth paragraph starting on page 54 of the Definitive Proxy Statement:

The Projections were based on assumptions about Ambrx’s continued operation as a stand-alone, publicly traded company, including with respect to the development and commercialization of Ambrx’s product candidates, including risk and probability adjustments reflecting Ambrx senior management’s good faith assessment as to the probability of success of Ambrx’s product candidates and pipeline programs as of the time such Projections were prepared. The Projections include assumptions regarding Ambrx’s worldwide commercialization of products and existing and potential future collaborations with third parties and upfront payments, royalties and milestone payments received in connection with such collaborations. The Projections were based on certain internal assumptions about the probability of success associated with regulatory approvals, launch timing, epidemiology, pricing, sales ramp, market share, competition, market exclusivity, patent exclusivity, research and development expenses, sales and marketing expenses, general and administrative expenses, effective tax rate and utilization of net operating losses, any future equity raises conducted by Ambrx, and other relevant factors related to Ambrx’s long-range operating plan. The Projections assumed, among other assumptions, probabilities of success ranging from 20% to 45% for Ambrx’s product candidates for various indications in the U.S., with launch timing ranging from 2025 to 2030 in the U.S. as well as in the European Union and China through licensing arrangements. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions included or reflected in the Projections. The following table presents a summary of the Projections:

The disclosure under the section entitled “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following new rows and bolded and double underlined language in the table on page 55 of the Definitive Proxy Statement:

Projections (Risk Adjusted)

(Amounts in Millions)

	Fiscal year ended December 31,
	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Net Revenue	$1	$1	$2	$78	$366	$616	$756	$1,050	$1,404	$1,761	$1,844
Cost of Goods Sold	—	—	—	($6)	($15)	($39)	($60)	($82)	($109)	($137)	($142)
Gross Profit(1)	$1	$1	$2	$72	$351	$577	$696	$968	$1,295	$1,624	$1,702
Total R&D Expense	($93)	($185)	($227)	($221)	($97)	($24)	($26)	($29)	($31)	($34)	($37)
Total SG&A Expense	($31)	($11)	($28)	($52)	($74)	($143)	($215)	($290)	($381)	($474)	($500)
EBIT(2)	$(123)	$(195)	$(254)	$(202)	$179	$410	$455	$650	$882	$1,116	$1,165

	Fiscal year ended December 31,
	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Net Revenue	$1,903	$1,951	$1,999	$2,048	$2,099	$2,151	$1,505	$1,051	$525	$263	$131
Cost of Goods Sold	($146)	($149)	($153)	($157)	($161)	($165)	($115)	($81)	($40)	($20)	($10)
Gross Profit(1)	$1,758	$1,802	$1,846	$1,891	$1,938	$1,986	$1,390	$970	$485	$242	$121
Total R&D Expense	($41)	($44)	($48)	($53)	($58)	($63)	($44)	($31)	($15)	($8)	($4)
Total SG&A Expense	($520)	($544)	($570)	($599)	($631)	($668)	($468)	($328)	($164)	($82)	($41)
EBIT(2)	$1,197	$1,214	$1,228	$1,240	$1,249	$1,254	$878	$611	$305	$153	$76

(1)	“Gross Profit” means net revenue minus cost of goods sold.
(2)	“EBIT” means earnings before interest and taxes and refers to Ambrx’s gross profit minus total operating expenses.

The disclosure under the section entitled “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language to the first full paragraph on page 55 of the Definitive Proxy Statement:

At the direction of Ambrx’s management, Centerview calculated, solely based on the Projections, the unlevered free cash flows for the fiscal years 2024 through 2045, which were approved by the Board of Directors for use by Centerview in connection with the rendering its opinion to the Board of Directors and in performing the related financial analyses as described in the section of this proxy statement captioned “ — Opinion of Ambrx’s Financial Advisor — Centerview Partners LLC.” The unlevered free cash flows used by Centerview in connection with its opinion to the Board of Directors, were calculated as EBIT (earnings before interest expenses and taxes) minus tax expense minus capital expenditures plus depreciation and amortization and minus changes in net working capital. The Projections assume: estimated net cash of $197 million as of December 31, 2023; $875 million in aggregate gross proceeds from assumed equity financings in 2024, 2025, 2026 and 2027; $211 million in federal net operating loss carryforwards as of December 31, 2022, $104 million of which begin to expire in 2025; taxes based on a 25% tax rate; and an implied terminal value of Ambrx, calculated by Centerview by assuming, as directed by Ambrx’s management, that Ambrx’s unlevered free cash flows would decline in perpetuity after December 31, 2045 at a rate of free cash flow decline of 50% year-over-year. For purposes of calculating discounted cash flow, and as described further in the section of this proxy statement captioned “— Opinion of Ambrx’s Financial Advisor — Centerview Partners LLC”, Centerview was instructed by Ambrx management to calculate the estimated (i) benefit of taxes saved from tax attributes generated as a result of Ambrx’s estimated future losses and federal net operating losses, as described in the preceding sentence, based on a 25% tax rate, and (ii) impact of the cost of the assumed equity raises, as described in the preceding sentence, which, in each case, for the avoidance of doubt, is not reflected in the values in the table below with respect to the calculation of unlevered free cash flow. In addition, Ambrx’s management instructed Centerview to use the number of fully-diluted outstanding shares of our common stock, determined using the treasury stock method basis and taking into account (i) approximately 63.2 million basic shares outstanding, (ii) approximately 7.5 million outstanding options with a weighted average exercise price of $7.58, (iii) approximately 2.3 million restricted stock units and (iv) 100,000 shares issuable to a vendor in a change of control of Ambrx, as of January 3, 2024, in connection with rendering its opinion to the Board of Directors and in performing the related financial analyses as described in the section of this proxy statement captioned “ —Opinion of Ambrx’s Financial Advisor — Centerview Partners LLC.”

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed acquisition of Ambrx by Johnson  & Johnson, Ambrx filed the Definitive Proxy Statement with the SEC on January 29, 2024. The Definitive Proxy Statement and proxy card have been mailed to Ambrx’s stockholders of record as of the close of business on February 2, 2024. This Schedule 14A is not a substitute for the proxy statement or any other document that may be filed by Ambrx with the SEC. AMBRX’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY EACH OF JOHNSON & JOHNSON AND AMBRX WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Investors and security holders are able to obtain a free copy of the Definitive Proxy Statement and such other documents containing important information about Johnson & Johnson and Ambrx through the website maintained by the SEC at www.sec.gov. Johnson & Johnson and Ambrx make available free of charge at Johnson & Johnson’s website at www.investor.jnj.com and Ambrx’s website at www.ir.ambrx.com, respectively, copies of materials they file with, or furnish to, the SEC. In addition, the Definitive Proxy Statement and other documents filed by Ambrx with, or furnished to, the SEC may be obtained from Ambrx free of charge by directing a request to Ambrx’s Investor Relations team at ir@ambrx.com.

You may also obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Ambrx Biopharma, Inc.

Attn: Corporate Secretary

10975 North Torrey Pines Road

La Jolla, California 92037

(858) 875-2400

PARTICIPANTS IN THE SOLICITATION

Ambrx and its directors, executive officers and employees, including Stephen Glover, Kate Hermans, Janet Loesberg, Pharm. D, Paul Maier, and Margaret Dalesandro, Ph. D., all of whom are members of Ambrx’s Board of Directors, as well as Daniel O’Connor, President, Chief Executive Officer and Director of Ambrx, Andrew Aromando, Chief Operating Officer of Ambrx, and Sonja Nelson, Chief Financial Officer of Ambrx, may be deemed to be participants in the solicitation of proxies from the stockholders of Ambrx in connection with the proposed acquisition. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is included in the “The Merger — Interests of Ambrx’s Directors and Executive Officers in the Merger” and the “Security Ownership of Certain Beneficial Owners and Management” sections of the Definitive Proxy Statement. The Definitive Proxy Statement and other documents may be obtained free of charge from the SEC’s website at www.sec.gov and Ambrx’s website at www.ambrx.com.

FORWARD-LOOKING STATEMENTS

This Schedule 14A includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the proposed transaction. Forward-looking statements may be identified by the words “intend,” “plan,” “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “believe,” “will” and similar expressions, are based on Ambrx’s current expectations, and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. Factors that could cause actual results and outcomes to differ include, but are not limited to, the following risks and uncertainties relating to the proposed transaction: the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement; the satisfaction of closing conditions to the transaction on a timely basis or at all, including the ability to obtain required regulatory and shareholder approvals; uncertainties as to the timing of the transaction; the possibility that competing offers will be made; litigation relating to the transaction; the impact of the transaction on Ambrx’s business operations; incurrence of unexpected costs and expenses in connection with the transaction; financial or other setbacks if the transaction encounters unanticipated problems; and the risks that the proposed transaction diverts management’s attention from Ambrx’s ongoing business operations.

Other important factors that could cause actual results and outcomes to differ materially from those expressed or implied include, but are not limited to, risks related to: Ambrx’s ability to execute on its strategy, including with respect to its R&D efforts, initiation of clinical trials and other anticipated milestones; the development and marketing approval of novel therapeutics, including potential delays in clinical trials and regulatory submissions and the fact that future clinical trial results/data may not be consistent with interim, initial or preliminary results/data or results/data from prior preclinical studies or clinical trials; Ambrx’s ability to fund operations as anticipated; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Ambrx’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2023, and elsewhere in Ambrx’s reports filed with the SEC. Forward-looking statements contained in this communication are made as of this date, and Ambrx undertakes no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.